Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Transport America, Inc. and Subsidiaries:

We consent to the use of our report dated April 1, 2013, except for notes 2, 8, 13, and 14, as to which the date is December 17, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
December 17, 2013